EXHIBIT 23

CONSENT OF MCGLADREY & PULLEN, LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
First Midwest Financial, Inc.
Storm Lake, Iowa

We consent to the incorporation by reference in the First Midwest Financial, Inc. Registration Statements on Form S-8 of First Midwest Financial, Inc., pertaining to the First Midwest Financial, Inc. 1995 Stock Option and Incentive Plan and the First Midwest Financial, Inc. 2002 Omnibus Inventive Plan, of our report dated October 21, 2004, which appears in the annual report on Form 10-K of First Midwest Financial, Inc. and subsidiaries for the year ended September 30, 2004.

/s/ McGladrey & Pullen, LLP
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McGladrey & Pullen, LLP

Des Moines, Iowa
December 21, 2004